CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cross Border Resources, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-168724 and No. 333-159480) of Cross Border Resources, Inc., formerly Doral Energy Corp., of our report dated May 14, 2010, on our audits of the consolidated balance sheets of Pure Gas Partners, L.P. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended.

/s/ Darilek, Butler & Associates, PLLC

San Antonio, Texas

February 9, 2011